Exhibit 2 - ASSET PURCHASE AGREEMENT


     This ASSET PURCHASE AGREEMENT is entered into as of October 30, 1997 (the "Agreement") between KVH Industries, Inc., a Delaware corporation ("Buyer"), and Andrew Corporation, a Delaware corporation ("Seller").

                                    RECITALS:

     A. Seller is engaged in, among other things, the design, manufacture and sale of optical fiber, fiber optic gyroscopes and other fiber optic products and services using proprietary designs and equipment and proprietary optical fiber (the "Sensor Products Business").

     B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain of the assets and properties of the Sensor Products Business on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Buyer and Seller agree as follows:

I.       SALE AND PURCHASE OF SENSOR PRODUCTS BUSINESS.

     1. 1. Purchased Assets. On the terms and subject to the conditions of this Agreement, Seller shall sell to Buyer and Buyer shall purchase from Seller the following assets and properties owned by Seller and used in connection with the Sensor Products Business, as such assets and properties exist on the Closing Date (collectively, the "Purchased Assets"):

     (a) Tangible Assets. All machinery, equipment (including spare parts), data processing hardware, furniture, fixtures, capital expenditures in process, models, prototypes and similar tangible personal properties used in the conduct of the Sensor Products Business and located in Seller's Orland Park, Illinois and St. Petersburg, Florida facilities, including the assets identified on the attached Schedule II(a) (the "Tangible Assets");

     (b) Inventory. All inventories consisting of raw materials, work in process, finished goods, service parts and supplies owned, produced or otherwise acquired by Seller that are used or intended to be used in the conduct of the Sensor Products Business, including the inventory identified on the attached
Schedule 1. 1 (b) (the "Inventory");

     (c) Receivables. All trade accounts and notes receivable generated by the conduct of the Sensor Products Business owed to Seller by third parties (but not by Affiliates of Seller, as hereinafter defined) including the trade accounts and notes receivable identified on the attached Schedule 1. I (c) (collectively, the "Receivables");

     (d) Proprietary Rights. The Patents and Relevant Technology described in the Technology Rights Agreement referred to in Section 2.2(c)(i) and the trademarks, service marks, logos and trade names listed on the attached Schedule
I. I (d) (collectively, the "Proprietary Rights"), together with all goodwill associated therewith, and all copyrights, software (and related licenses), technology, trade secrets, know-how, customer lists, formulas, processes, designs, developments and confidential Sensor Products Business information, whether or not patented or patentable, developed, acquired, used or possessed by or for Seller in connection with the Products Business;

     (e) Executoury and Other Agreements. The rights of Seller under the agreements, contracts, leases, commitments or obligations described in the attached Schedule 1.1(e) and the rights of Seller pursuant to any license to or from Seller of any Proprietary Rights and all agreements under which any current or former employee of the Sensor Products Business or any entity is obligated not to disclose or use other than for Seller's benefit confidential information of Seller relating to the Sensor Products Business and to disclose and transfer to Seller inventions made by such person or entity relating to the Sensor Products Business; and

     (f) Other Assets. All other assets specifically related to the Sensor Products Business.

     1.2.   Excluded   Assets.   Anything  in  Section  1.  I  to  the  contrary
notwithstanding,   the   Purchased   Assets  shall  not  include  the  following
(collectively, the "Excluded Assets"):

     (a)  Cash.  All  cash,  cash  equivalents,   negotiable  instruments,  bank
accounts, certificates of deposit, investment securities, commercial paper and any other marketable securities or similar investments of Seller;

     (b) Leased Equipment. The vehicles, office equipment and other leased equipment, the leases of which Buyer has advised Seller in writing that it does not intend to assume;

     (c) Fixtures, etc. Fixtures and general purpose business and office equipment not specifically related to the Sensor Products Business;

     (d) Corporate Records. All corporate minute books, stock transfer books, corporate seals and other corporate rights and franchises of Seller;

     (e) Prepaids. All rights in connection with any deposits and prepaid expenses made by Seller; and

     (f) Insurance Rights. All claims, rights or causes of action whatsoever under any insurance policies maintained by or for the benefit of Seller or with respect to the Sensor Products Business.

II.      PURCHASE PRICE AND CLOSING.

     2.1. Purchase Price. The purchase price ("Purchase Price") of the Purchased Assets shall consist of:

     (a) Cash. An amount in cash equal to $1,850,000, less

     (i) the liability for accrued vacation benefits assumed by Buyer pursuant to Section 3.2(b);

     (ii) the amount, if any, by which salable Inventory is less than $1,220,000;

     (iii) the amount, if any, by which Receivables are less than $196,000;

     (iv) the amount, if any, by which the net book value of the Tangible Assets is less than $365,000 (the amount so determined being hereinafter referred to as the "Cash Purchase Price"); and

     (b) Warrant. A warrant in substantially the form of the attached Exhibit A (the "Warrant") for the purchase of 50,000 shares of Buyer's common stock at an initial exercise price of $8.00 per share.

     2.2. Closing. The consummation of the transactions contemplated herein (the "Closing") shall take place at 10:00 A.M., local time, on the date of this Agreement at the offices of Gardner, Carton & Douglas, 321 North Clark Street, Chicago, Illinois, or at such other time or place as shall be agreed upon by Buyer and Seller. The time and date on which the Closing is actually held is referred to herein as the "Closing Date." The Closing shall be effective on and after the opening of business on the Closing Date and risk of any loss with respect to the Purchased Assets shall pass to Buyer at such effective time. At the Closing:

     (a) Seller's Deliveries. Seller shall deliver to Buyer:

     (i) Such documents as Buyer deems reasonably necessary to effectuate the transfer of the Proprietary Rights from Seller to Buyer; and

     (ii) Such other bills of sale, assignments and other instruments of transfer or conveyance as may be necessary or as Buyer may reasonably request to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer.

     (b) Buyer's Deliveries. Buyer shall deliver to Seller:

     (i) Payment of the Cash Purchase Price by wire transfer of immediately available funds to a U.S. Bank account designated by Seller;

     (ii) The Warrant registered in Seller's name; and

     (iii) Such documents and instruments of assumption as may be necessary or as Seller may reasonably request to evidence and effect Buyer's performance of its obligations hereunder.

     (c) Joint Deliveries. Buyer and Seller shall enter into the following agreements:

     (i) A Technology Transfer Agreement, in substantially the form of the attached Exhibit B, relating to the use and ownership of any intellectual property used in the Sensor Products Business;

     (ii) An occupancy agreement pursuant to which Buyer may occupy without charge for not more than three months following the Closing ($1.25 per square foot per month or portion of a month thereafter) the space (other than the space described in clause (iii) below) currently occupied by the Sensor Products Business in Andrew's facility in Orland Park, Illinois;

     (iii) An occupancy agreement pursuant to which Buyer may occupy without charge for not more than six months following the Closing ($1.25 per square foot per month or portion of a month thereafter) the basement space in Andrew's Orland Park, Illinois facility that is currently being used for fiber production and testing;

     (iv) An assignment or sublease of the space currently occupied by the Sensor Products Business in Andrew's leased facility in St. Petersburg, Florida; and

     (v) A registration rights agreement (the "Registration Rights Agreement") in substantially the form of the attached Exhibit C.

     (d) Other. Seller shall receive from each of Sid Bennett and Jeffrey Brunner a certificate substantially in the form of the attached Exhibit D.

III.       ASSUMPTION OF LIABILITIES.

     3.1. Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability, obligation or commitment of Seller (whether direct or indirect, matured or umnatured, known or unknown, absolute, accrued, contingent or otherwise) not expressly assumed by Buyer pursuant to the transactions contemplated by this Agreement (all such liabilities, obligations or commitments not being assumed are collectively referred to herein as the "Excluded Liabilities") and, notwithstanding anything in Section 3.2 to the contrary, none of the following shall be "Assumed Liabilities" for purposes of this Agreement:

     (a) Taxes. Liabilities in respect of any Taxes imposed on the Seller for all periods prior to the Closing Date;


     (b) Intercompany Liabilities. Any trade or other accounts payable by Seller to its Affiliates;

     (c) Trade Payables. Any trade accounts payable by Seller to third parties; and

     (d) Personnel Liabilities. Seller's liabilities for (i) severance compensation to employees who do not become employees of Buyer, (ii) retiree medical or life insurance benefits, (iii) pension benefits for active or retired employees of Seller or (iv) any compensation or benefit, other than credit for accrued vacation, accrued or earned prior to the Closing by any employee of Seller who becomes an employee of Buyer as of Closing.

     (e) Product Liabilities. Any liability arising out of or in connection with the sale of any product by Seller prior to the Closing Date.

     (f) Environmental Liabilities. Any liability arising out of or in connection with the use, storage, manufacture or disposal of material used in the manufacture of the products, or the products, of the Sensor Products Business.

     (g) Other Liabilities. Any other liability, other than any Assumed Liability, arising from the operation of the Sensor Products Business prior to the Closing.

     3.2. Assumed Liabilities. Subject to Section 3.1, at the Closing, Buyer shall assume and agree to discharge or perform the following liabilities, obligations and commitments of Seller, as they may exist on the Closing Date:

     (a) Executory and Other Contracts. All liabilities, obligations and commitments of Seller to be paid or performed after the Closing Date pursuant to the contracts, agreements, leases or commitments, sales and purchase orders listed on Schedule 1.1(e);

     (b) Accrued Vacation Benefits. Seller's liability for accrued vacation benefits for each employee of Seller listed on the attached Schedule 3.2(b).

     All of the foregoing liabilities, obligations and commitments to be assumed by Buyer are referred to herein as the "Assumed Liabilities." In no event shall Buyer assume or otherwise become responsible for any liabilities of Seller, or any Persons that directly or indirectly control, are controlled by, or are under common control with, Seller (collectively, "Affiliates"), other than the Assumed Liabilities.

IV.      REPRESENTATIONS AND WARRANTIES OF SELLER.

     As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

     4.1. Origin Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions in which its operations relating to the Sensor Products Business require it to qualify to transact business as a foreign corporation, except for those jurisdictions where the failure to so qualify would not reasonably be expected to have a material adverse effect on the Seller and its operations taken as a whole (a "Material Adverse Effect") or the ability of Seller to consummate the transactions contemplated by this Agreement.

     4.2. Corporate Authority. Seller has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to the extent required, each Subsidiary has the corporate power and authority to perform the obligations required of it hereunder. The execution, delivery and performance of this Agreement by Seller have been duly authorized by their its board of directors and the performance by each Subsidiary, if required, will be duly authorized by its board of directors and by Seller as its sole stockholder. This Agreement has been duly executed and delivered by Seller and is the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.3. No Conflict. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated herein will not:

     (a) Conflicts. Conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, or result in the creation or imposition of any lien on any of the Purchased Assets, under (i) the charter or By-Laws of Seller, (ii) any agreement listed in Schedule 1.1(e),
(iii) any other note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Seller is a party or any of the Purchased Assets is subject, (iv) any judgment, order, award or decree of any federal, state or local court or tribunal or any award in any arbitration proceeding (a "Court Order") to which Seller is a party or pursuant to which the Purchased Assets are bound, or (v) any federal, state or local laws, statutes, regulations, rules, codes or ordinances (collectively, "Requirements of Law") enacted, adopted, issued or promulgated by any federal, state or local governmental authority, body or instrumentality ("Governmental Body"), the effect of which in any such case would adversely affect the Purchased Assets, the Sensor Products Business or Seller's ability to consummate the transactions contemplated hereby; or

     (b) Approvals. Require the approval, consent, authorization or act of, or the making by Seller of any declaration, notification, filing or registration with, any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or Governmental Body (each, a "Person"), except for the consent of the landlord to the assignment or sublease by Buyer of Seller's St. Petersburg, Florida facility.


     4.4. Title to and Condition of Purchased Assets. Seller has good and marketable title to (or valid and enforceable leasehold, license or similar interests in) all of the Purchased Assets, free and clear of all liens, claims, charges, security interests, mortgages, pledges, easements, conditional sales or other title retention agreements, defects in title, covenants or other restrictions (collectively, the "Encumbrances"), other than Encumbrances that would not reasonably be expected to impair materially the utility, value or marketability of the Purchased

     CONDITION OF ANY OF THE PURCHASED ASSETS, SUCH PURCHASED ASSETS BEING SOLD AS IS AND WHERE IS, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, AND SELLER EXPRESSLY EXCLUDES ALL LIABILITY FOR THE CONDITION OF ANY OF THE PURCHASED ASSETS TO THE FULLEST EXTENT PERMITTED BY LAW.

     4.5. Proprietary Rights.

     (a) Notice of Claim. Seller has not received written notice of any claim contesting the ownership, validity, license or use of the Proprietary Rights by Seller or the sale of products and services included in the Sensor Products Business and, to Seller's knowledge, there is no basis for any such claim;

     (b) Rights. Seller owns or possesses valid and enforceable rights to use the Proprietary Rights and has the right to manufacture and sell the products and services currently manufactured and sold as part of the Sensor Products Business.

     (c) Licenses. Set forth on the attached Schedule 4.5(c) is a list of all licenses (other than licenses of off-the-shelf software) to and from Seller of any Proprietary Right;

     (d) No Royalties Payable. Seller has no obligation to pay any royalties or other fees to third parties for the use of any Proprietary Rights.

     (e) No Infringement. Seller is not aware of any infringement by others of the rights in the Proprietary Rights being transferred by Seller to Buyer.

     (f) No Unauthorized Possession. To the knowledge of Seller, no person other than Seller and its licensors has possession of any products embodying Relevant Technology, except to the extent the same have been made available to customers and prospective customers of Seller in the ordinary course of business.

     4.6. Status of Contracts. Except as previously disclosed to Buyer in writing:

     (a) Each of the contracts, agreements and other commitments of Seller listed in Schedule 1. I (e) (collectively, the "Seller Agreements") constitutes a valid obligation of Seller and, to Seller's knowledge, the other parties thereto, and is in full force and effect; Assets. SELLER'S NO REPRESENTATION OR WARRANTY-AS TO THE:

     (b) Seller has not been declared to be in material breach or material default under any of the Seller Agreements and, to Seller's knowledge, no other party to any of the Seller Agreements is in material breach or material default thereunder; and

     (c) to Seller's knowledge, copies of all Seller Agreements, including any amendments thereto, have been made available to Buyer.

     4.7. Purchase for Own Account. The Warrant is being acquired by Seller for its own account for investment and Seller has no present intention of reselling or otherwise distributing the Warrant or shares issuable upon exercise thereof or any part thereof; provided that the disposition of Seller's property shall at all times be and remain within its control. Seller understands that the Warrant and shares issuable upon exercise thereof have not been registered under the Securities Act of 1933, as amended, and may not be sold or disposed of by Seller except pursuant to an effective registration statement or an exemption therefrom.

     4.8. No Liability to Finder. Neither Seller nor any Person acting on its behalf has retained any broker, finder, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby for which the Buyer may be directly or indirectly liable.

V.       BUYER'S REPRESENTATIONS AND WARRANTIES.

     As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to Seller as follows:

     5.1. Organization . Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and authority to consummate the transaction contemplated by this Agreement and to conduct the Sensors Products Business thereafter. Promptly following the Closing, Buyer will be duly qualified to transact business as a foreign corporation in the States of Illinois and Florida.

     5.2. Corporate Authority. Buyer has the corporate power and authority to execute and deliver this Agreement and the Warrant and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Warrant by Buyer have been duly authorized its board of directors. This Agreement and the Warrant have been duly executed and delivered by Buyer and are the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their terms, except as such enforceability may be limited by (a)applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and
(b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     5.3. Issuance of Shares. The shares of Buyer's common stock issuable upon exercise of the Warrant have been duly and validly authorized and reserved for issuance and, when issued, sold and delivered in accordance with the terms of the Warrant, will be duly and validly issued, fully paid and nonassessable.


     5.4. No Conflict. The execution and delivery of this Agreement and the Warrant and the consummation by Buyer of the transactions contemplated herein will not:

     (a) Conflicts. Conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, or result in the creation or imposition of any lien on any of Buyer's assets, under (i) the charter or By-Laws of Buyer, (ii) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of its properties is subject, (iii) any Court Order to which Buyer is a party or by which it is bound, or (iv) any Requirements of Law affecting Buyer; or

     (b) Approvals. Require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing, notification or registration with, any Person; except in each case, for any of the foregoing that would not be reasonably expected to have a material adverse effect on Buyer's ability to consummate the transactions contemplated herein.

     5.5. Buyer's Investigation. Buyer and its representatives have been provided by Seller with reasonable access during normal business hours to the offices, properties, employees and business and financial records of Seller relating to the Sensor Products Business, and Seller has furnished to Buyer or its representatives such additional information concerning the Purchased Assets and the Sensor Products Business as Buyer has requested. Buyer understands and acknowledges that Seller is selling the Purchased Assets and the Sensor Products Business as is and where is and that SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PURCHASED ASSETS OR THE SENSOR PRODUCTS BUSINESS, NOR DOES IT MAKE ANY REPRESENTATION AS TO THE COLLECTABILITY OF ANY RECEIVABLES.

     5.6. No Liability to Finder. Neither Buyer nor any Person acting on its behalf has retained any broker, finder, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby for which Seller or Seller may be directly or indirectly liable.

VI.      MUTUAL AGREEMENTS.

     6.1. Taxes. Buyer shall pay all Taxes, recording fees, personal property, title application fees, patent and trademark assignment registration -fees, and any other transfer taxes and fees arising by virtue of the transfer of the Purchased Assets from Seller to Buyer.

     6.2. Access to Records After Closing. Seller and Buyer agree that after the Closing Date they will give, or cause to be given, to the other party, their successors and their representatives, during normal business hours and at the requesting party's expense, such reasonable access to the properties, titles, contracts, books, records, files and documents applicable to, and the affairs of, the Sensor Products Business or the Purchased Assets as is reasonably necessary to allow the requesting party to obtain information in the other party's possession with respect to the Sensor Products Business or the Purchased Assets.

     6.3. Reasonable Efforts; Further Assurances. Each of Seller and Buyer agrees to use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, the proper officers and/or directors of Seller or Buyer, as the case may be, shall take such action without any further consideration therefor.

     6.4. Vacation of Seller's Facilities. Buyer will make every reasonable effort to vacate Seller's facilities in advance of the expiration of the occupancy rights under the agreements referred to in Section 2.2(c), consistent with maintaining an orderly business transition. Seller will cooperate with and support Buyer in Buyer's efforts to move efficiently the Tangible Assets and personnel acquired by Buyer from Seller's facilities.

     6.5. Seller's Noncompete Agreement. Seller agrees that, for a period of five years from the Closing Date, Seller will not, directly or indirectly, engage or participate in, or permit its name to be used by, or render services for, any person or entity that is engaged in the business currently being conducted by the Sensor Products Business; provided, however, that nothing in this Agreement shall prevent Seller from acquiring or owning, as a passive investment, not more than 5% of the outstanding publicly traded voting securities of an entity engaged in such business. During the one year period following the Closing Date, Seller shall not encourage, solicit, induce or seek to induce any employee of the Buyer who was formerly an employee of Seller to leave such employment for any reason.

     6.6. Seller's Indemnification. Seller agrees to indemnify and hold Buyer harmless from and against any damage, liability, loss or cost, including reasonable attorney's fees (any such damage, liability, loss or cost being hereinafter referred to as an "Indemnified Loss"), arising out of or resulting from, and will pay Buyer on demand the full amount Buyer may pay or become obligated to pay in respect of any claim, suit or proceeding based upon or arising out of.

     (a) any Excluded Liability; and

     (b) any material inaccuracy in any representation or any material breach by Seller of any warranty made by Seller in this Agreement.

     Buyer shall give prompt written notice to Seller of any claim that might give rise to an Indemnified Loss, stating the nature, basis and amount thereof, if known, or a reasonable estimate of such amount. In case of any suit, claim, action or proceeding to which this Section 6.6 may apply, Seller may participate therein, and, to the extent that Seller may wish, to assume the defense thereof, and after notice from Seller to Buyer of its election so to assume the defense, Seller shall not be liable to Buyer for additional legal or other costs subsequently incurred by Buyer in connection with the defense. Buyer agrees to make available to Seller and its counsel, at all reasonable times during normal business hours, all books and records of Buyer (including to the extent required Proprietary Rights) relating to such suit or proceeding and to provide Seller with such assistance (including making available former Seller employees to testify) as Seller may reasonably require to insure a proper and adequate defense.

     6.7. Buyer's Indemnification. Buyer agrees to indemnify and hold Seller harmless from and against any damage, liability, loss or cost, including reasonable attorney's fees (any such damage, liability, loss or cost being hereinafter referred to as an "Indemnified Loss"), arising out of or resulting from, and will pay Seller on demand the full amount Seller may pay or become obligated to pay in respect of any claim, suit or proceeding based upon or arising out of:

     (a) any Assumed Liability;

     (b) any material inaccuracy in any representation or any material breach by Buyer of any warranty made by Buyer in this Agreement;

     (c) any liability for alleged discrimination arising from Buyer's not extending an offer of employment to any employee of the Sensor Products Business; and

     (d) any liability arising from the operation of the Sensor Products Business after the Closing.

     Seller shall give prompt written notice to Buyer of any claim that might give rise to an Indemnified Loss, stating the nature, basis and amount thereof, if known, or a reasonable estimate of such amount. In case of any suit, claim, action or proceeding to which this Section 6.7 may apply, Buyer may participate therein, and, to the extent that Buyer may wish, to assume the defense thereof, and after notice from Buyer to Seller of its election so to assume the defense, Buyer shall not be liable to Seller for additional legal or other costs subsequently incurred by Seller in connection with the defense. Seller agrees to make available to Buyer and its counsel, at all reasonable times during normal business hours, all books and records of Seller relating to such suit or proceeding and to provide Buyer with such assistance as Buyer may reasonably require to insure a proper and adequate defense.

VII.       GENERAL PROVISIONS.

     7.1. Survival The representations, warranties, covenants and agreements provided for in this Agreement shall survive the Closing and be unaffected by any investigation made by or on behalf of any party hereto.

     7.2. Public announcement. Buyer and Seller agree that neither shall, without the prior written approval of the other, make any additional press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or by the rules and regulations of any competent regulatory body or any securities exchange on which its securities are traded, in which case the other party shall be advised in writing in advance, and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued. Buyer and Seller have agreed to jointly issue the press release in the form of the attached Exhibit D promptly following the Closing.

     7.3. Notices. Any notice, request, instruction or other document required to be given hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by overnight courier or by facsimile, cablegram or telex, according to the instructions set forth below. Such notices shall be deemed given: at the time delivered by hand, if personally delivered; at the time received if sent by registered or certified mail; one business day after deposited with an overnight courier (provided sender obtains written evidence of delivery from the courier); at the time when receipt is confirmed by the receiving facsimile machine if sent by facsimile (provided written notice by one of the other means is sent on the same day); and when answered back if sent by cablegram or telexed.

                  If to Buyer, to:

                  Martin Kits van Heyningen
                  President & Chief Executive Officer
                  KVH Industries Inc.
                  50 Enterprise Center
                  Middletown, Rhode Island 02842
                  Telecopy: (401) 849-0045
                  Telephone: (401)847-3327
                  with a copy to:

                  Adam Sonnenschein
                  Foley, Hoag & Eliot LLP
                  One Post Office Square
                  Boston, Massachusetts 02109
                  Telecopy:       (617) 832-7000
                  Telephone:      (617) 832-1158

                  If to Seller, to:

                  James F. Petelle
                  Secretary and General Attorney
                  Andrew Corporation
                  10500 West 153rd Street
                  Orland Park, Illinois 60462
                  Telecopy:       (708) 873-2571
                  Telephone: (708)-873-2570


                    With a copy to:

                    Dewey B. Crawford
                    Gardner, Carton & Douglas
                    Quaker Tower
                    321 North Clark Street
                    Suite 3400
                    Chicago, Illinois 60610-3381
                    Telecopy:       (312) 644-3381
                    Telephone:      (312) 245-8422

     7.4. Governing Law. Except as otherwise provided herein, this Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois.

     7.5. Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, each party shall pay its own expenses incident to this Agreement and to preparing to consummate the transactions provided for herein.

     7.6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their successors and assigns; provided, however, that no party may assign any or all of its rights hereunder without the prior written consent of the other party.

     7.7. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than Buyer and Seller and their respective successors and permitted assigns.

     7.8. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

     7.9. Titles and Heading. Titles and headings to sections herein are for purposes of reference only and shall in no way limit, define or otherwise affect the provisions herein.

     7. 1 0. Entire Agreement. This Agreement and the deeds, assignments and other instruments of transfer and conveyance exchanged by the parties at the Closing shall constitute the entire agreement among the parties with respect to the matters covered hereby and thereby and shall supersede all previous written, oral or implied understandings among the parties with respect to such matters.

     7.1 1. Amendment and Modification. This Agreement may be amended, modified -or supplemented only by mutual consent set forth in a writing duly signed by the parties hereto.

     7.12. Time. Time is of the essence under this Agreement.



     IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.


     KVH INDUSTRIES, INC.


     By: Name:/s/Richard C. Forsyth          Title:    CFO


      ANDREW CORPORATION

     By: Name:/s/ F.L. English                Title:   President